Exhibit 10.b.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

BY AND BETWEEN

LOGAN BANK & TRUST COMPANY AND

EDDIE D. CANTERBURY

LOGAN BANK & TRUST COMPANY (the “Company”) hereby enters into this Supplemental Executive Retirement Plan Agreement (the “Agreement”) with EDDIE D. CANTERBURY (the “Participant”) in accordance with the terms set forth below, effective as of this 28th day of October, 2003.

WHEREAS, the Participant is the President and CEO of the Company; and

WHEREAS, the Participant has provided many years of dedicated service to the Company, which has contributed greatly to the Company’s success; and

WHEREAS, the Company is hopeful that the Participant will continue to contribute to the future success of the Company; and

WHEREAS, the company desires to reward the Participant for such past services and to encourage the Participant to continue in his dedicated service for the Company; and

WHEREAS, the Participant desires to receive benefits under this Agreement for his years of dedicated service and continuing responsibilities to the Company;

NOW, THEREFORE, the Company and Participant agree to the following terms of this Agreement;

Section  1.  Definitions.  Except as otherwise provided herein, the terms with initial capitalization set forth below shall be defined as follows:

(a)                                  Bass Salary.  The Participant’s annual Base Salary, as determined by the Board of Directors of the Company for the year of the Participant’s Entitlement

Date shall not be less than One Hundred Thirty Thousand Dollars ($130,000.00) or exceed One Hundred Seventy Thousand Dollars ($170,000.00), excluding bonus, any contributions to a qualified or non-qualified retirement plan or health insurance coverage.

(b)                                 Beneficiary.  The participant’s Beneficiary shall be the individual(s) designated by the Participant in writing on the form attached to this Agreement as “APPENDIX A” and communicated to the Company.  If the Participant fails to designate a Beneficiary, the Beneficiary shall be the Participant’s spouse if then living and if not living, then to the Participant’s estate,

(c)                                  Change of Control.  A Change of Control of the Company shall be deemed to have occurred in the event of a cumulative transfer of more than fifty percent (50%) of the voting stock of the Company from the effective date of the Agreement.  For purposes of this Agreement, however, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Company shall not be considered in determining whether there has been a Change of Control.

(d)                                 Code.  The Internal Revenue Code of 1986, as amended.

(e)                                  Committee.  The Board of Directors of the Company, except that the Participant may not be involved in decisions regarding the payment of the Participants own benefit.

(f)                                    Company.  LOGAN BANK & TRUST COMPANY and its successors or assigns.

(g)                                 Disability.  Disability shall mean the inability of a Participant to engage in the duties of his present employment by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  The permanence and degree of such impairment shall be supported by medical evidence.  The determination as to whether the Participant has terminated as an employee of the Company on account of a Disability shall be made by the Company in its sole discretion.

(h)                                 Effective Date.  The Effective Date of this Agreement shall be the date first written above.

(i)                                     Entitlement Date.  The Participant’s sixty-fifth (65th) birthday.

(j)                                     ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

(k)                                  Participant.  EDDIE D. CANTERBURY.

(l)                                     Supplemental Retirement Benefit.  The annual benefit payable to the Participant, as determined under Section 2 of this Agreement

Section  2.  Payment of Benefits.

(a)                                  Supplemental Retirement Benefits.  A Participant shall be entitled to benefits under this Agreement on the Participant’s Entitlement Date.  The Participant may continue to serve as an employee of the Company after his Entitlement Date.  The Participant shall receive an annual Supplemental Retirement Benefit in the amount equal to fifty-eight percent (58%) of the Participant’s Base Salary for the calendar year of the Participant’s termination, which shall be paid monthly beginning the month following the Participant’s Entitlement Date and shall be paid monthly each year thereafter until the Participant’s death, except that if the Participant dies prior to receiving payment for fourteen (14) full years, the Participants Beneficiary shall receive payment in the same manner as the Participant until fourteen (14) years of complete payments have been made.

(b)                                 Supplemental Disability Benefits. If, prior to the Participant’s Entitlement Date, the Participant terminates as an employee of the Company on account of a Disability, the Company shall pay the Participant the Supplemental

Retirement Benefit as described in paragraph “(a)” of this Section 2, multiplied by the percentage represented by 1.00 minus the product of 0.05 times a whole number equal to the positive difference between sixty-five (65) and the Participant’s age when the Participant terminates on account of a Disability.  To illustrate using the case in which termination on account of a Disability occurs: when the Participant is age sixty-one (61), the positive difference between sixty-five (65) and sixty-one (61) is four (4), and 0.05 times 4 is 0.20. The percentage represented by 1.00 minus 0.20 is eighty percent (80%), and according to paragraph “(a)” of this Section 2, eighty percent (80%) of the Supplemental Retirement Benefit or forty-six percent (46%) of the Participant’s Base Salary for the calendar year of the Participant’s termination.  This benefit shall commence as soon as practicable after, the Participant’s termination as an employee of the Company on account of a Disability and shall be paid monthly each year until the Participant’s death, except that if the Participant dies prior to receiving payments for fourteen (14) full years, the Participant’s Beneficiary shall receive payments in the same manner as the Participant until fourteen (14) years of complete payments have been made.

(c)                                  Death Benefits.

(i)                                     If the Participant dies prior to the Participant’s Entitlement Date, the Company shall pay the Participant’s Beneficiary the Supplemental Retirement Benefit described in paragraph “(a)”.  This benefit shall commence as soon as practicable after the date which would have been the Participant’s Entitlement Date and shall be paid monthly each year until fourteen (14) years of complete payments have been made.

(ii)                                  If the Participant dies after the Participants Entitlement Date, the Company shall pay the Participant’s Beneficiary the remaining payments under paragraph “(a)” above until the Participant and

Beneficiary have received a combined fourteen (14) years of annual payments.

(iii)                               If the Participant’s Beneficiary dies before all payments have been made, then the present value of the remaining benefits shall be paid in a lump-sum cash payment to the Contingent Beneficiary designated by the Participant, if that person is alive, and if not, then to the Beneficiary’s estate.

(iv)                              The Participants Beneficiary may elect to receive the death benefit payable under this paragraph “(c)” in the form of a lump-sum cash payment in accordance with the election form set forth in “APPENDIX B” to this Agreement In such event, the lump-sum amount shall be determined in accordance with actuarial assumptions and interest based on Moody’s Aa Corporate Bond Yield.  The election by Beneficiary must be made prior to the first payment to the Beneficiary after the Participant’s death.

Section  3.  Funding of Benefits.  The Company purchased a single premium life insurance policy on the life of Mr. Canterbury for Two Million Dollars ($2,000,000.00) to fund completely the cost of the Supplemental Retirement Benefit under Section 2 of this Agreement.  The single premium will continue for the duration of Mr. Canterbury’s lifetime.  In the event of Mr. Canterbury’s premature death, all death proceeds will be payable to the Bank, out of which the Bank will utilize an amount sufficient to fund the remaining retirement plan obligations; it being expressly understood and agreed that all retirement obligations of the Company, and all retirement benefits payable to the Participant or his Beneficiary or to Participant’s estate, pursuant to this Supplemental Executive Retirement Plan Agreement, will be paid entirely from the aforementioned single premium life insurance policy on the life of Mr. Canterbury, which Company has purchased on the life of Participant, which policy is owned by Company.

The Participant shall have only the unsecured and unfunded promise to be paid benefits under this Agreement.  Therefore, this Agreement shall not create a transfer of “property” for Federal income tax purposes.  Also, because the Participant is a member of a select group of management or Highly Compensated Employees, the Agreement is exempt from 201, 301, and 401 of Title I of ERISA.

Section  4. Administration.  This Agreement shall be administered by the Committee.  All determinations of the Committee as to any questions arising under this Agreement, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons.  The Committee may delegate any of its responsibilities under this Agreement to another committee of the Company or to any other delegee, except that the Participant may not make any decisions with regard to the payment of benefits under this Agreement.

Section  5.  Interest Not Transferable. All benefits provided under this Agreement may not be assigned, alienated, attached or encumbered by the Participant or his Beneficiary.

Section  6.  Effect on Other Benefit Plans.  Amounts credited or paid under this Agreement shall not be considered to be compensation for the purposes of any qualified retirement plans maintained by the Company.  The treatment of such amounts under other benefit plans will be determined pursuant to the provisions of such plans.

Section  7.  lncompetency.  In the event the Participant is determined by a Court to be incompetent, the Committee may, in its discretion, pay the benefits provided herein to the Participant’s legal guardian for the benefit of the Participant.

Section  8.  Claims Provision.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must give notice to the Participant in writing within a reasonable period of time after receipt of the claim (not to exceed ninety [90] days or, under special circumstances, one hundred twenty [120] days).  If the Participant’s claim is denied, the notice of denial shall set forth the following information:

(a)                                  The specific reasons for such denial;

(b)                                 Specific reference to pertinent Agreement provisions on which the denial is based;

(c)                                  A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary; and

(d)                                 An explanation of the Agreement’s claim review procedure.

If the company fails to provide a notice to the Participant with respect to his claim for benefits after one hundred eighty (180) days, the Participant may treat his claim as denied,

If the Participant’s claim for benefits is denied (or deemed denied), the Participant may request a review of a denial (or deemed denial) by filing with the Committee a written request for such review.  The request must be filed within sixty (60) days after the notice of denial is received, or within sixty (60) days after the denial is deemed to have occurred.  The Participant may review pertinent documents and submit issues and comments in writing within the same sixty (60) day period.  If a request for review is filed, such review shall be made by the Committee within sixty (60) days after receipt of such request, unless special circumstances require an extension of time for processing, in which case the Participant shall be so notified and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.  Upon completion of the review, the Participant shall be give written notice of the decision resulting from such review, which notice shall include specific reasons for the decision and specific references to the pertinent Agreement provisions on which the decision is based.

Section  9.  Employment Agreement.  The terms of this Agreement shall not affect in any way the Participant’s Employment Agreement with the Company.  Also, this Agreement shall not be construed as to require the Participant’s termination at any specific date.

Section  10.  Severability.  In the event that any provision of the Agreement shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Agreement.  Instead, the Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

Section  11.  Applicable Law.  To the extent that State law applies, the Agreement shall be governed and construed in accordance with the laws of the State of West Virginia

Section  12.  Amendment.  The Company expressly reserves the right to amend this Agreement at any time.  This Agreement may be amended at any time by a written consent by all parties.

Section  13.  Termination.  The Company expressly reserves the right to terminate this Agreement.  Upon such termination, if the Participant has already begun receiving benefits under this Agreement, the Company shall continue paying monthly benefits of the total remaining benefits under this Agreement each year until the Participant’s death, except that if the Participant dies prior to receiving payments for fourteen (14) full years, the Participant’s Beneficiary shall receive payment in the same manner as the Participant until fourteen (14) years of complete payments have been made.  Upon such termination, if the Participant has not already begun receiving benefits under this Agreement, the Company shall continue accruing for the Participant’s Supplemental Retirement Benefit as described in paragraph 2(a).  This benefit shall commence as soon as practicable after the Participant’s Entitlement Date or by the election of Participant a lump-sum payment of the present value of his benefits under this Agreement.  The present value of benefits shall be determined in accordance with the Moody Aa Corporate Bond Yield in effect as of the date of termination or such other mutually agreed upon rate by the Company and the Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and attested by its officers, all duly authorized, and has caused its corporate seal to be hereunto affixed, and WITNESS, ALSO, the signature and seal of the Participant, all as of the date first written above:

LOGAN BANK & TRUST COMPANY

BY:	/s/ Harvey Oakley
	Title:	Chairman

/s/ Eddie D. Canterbury
EDDIE D. CANTERBURY